PROMISSORY NOTE

DEFINED TERMS
Execution Date: December 20, 2007	City and State of Signing: Houston, Texas
Loan Amount: Forty-Five Million and no/00 Dollars ($45,000,000.00) to be disbursed to Borrower on the Advance Date.	Interest Rate: 5.70% per annum
Borrower: Hines REIT Minneapolis Industrial LLC, a Delaware limited liability company
Borrower’s Address:Hines REIT Minneapolis Industrial LLC
c/o Hines Interests Limited Partnership
2800 Post Oak Blvd., Suite 5000
Houston, Texas 77056
Attention:  Charles N. Hazen

With a Copy to:Hines Interests Limited Partnership
1 South Dearborn Street
Suite 2000
Chicago, Illinois 60603
Attention:  C. Kevin Shannahan

With a Copy to:Hines REIT Minneapolis Industrial LLC
c/o Hines Interests Limited Partnership
2800 Post Oak Blvd., Suite 5000
Houston, Texas 77056
Attention:  Jason P. Maxwell

Holder: Metropolitan Life Insurance Company, a New York corporation
Holder’s Address:Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey  07962
Attention:  Senior Vice-President, Real Estate Investments

With a Copy to:                                                     Metropolitan Life Insurance Company
125 South Wacker Drive, Suite 1100
Chicago, Illinois 60606
Attention:  Director, Mortgage Portfolio Services

Maturity Date: January 1, 2013	Advance Date: The date funds are disbursed to Borrower.
Interest Only Period: The period from the Advance Date and ending on the Maturity Date.

Monthly Installment: Equal monthly installments of interest only at the Interest Rate each in the amount of $213,750.00.

Permitted Prepayment Period: The Loan may not be prepaid in whole or in part prior to the Maturity Date except as follows: During the 90 day period prior to the Maturity Date, Borrower may prepay the Loan, in whole or in part, without a Prepayment Fee on not less than 30 days prior written notice (“Prepayment Notice”). In addition, commencing on the first day of January, 2010, Borrower may prepay the Loan, in whole or in part, with a Prepayment Fee on the amount of the Loan being prepaid on not less than 10 days’ prior written notice.

Late Charge:  An amount equal to four cents ($.04) for each dollar that is overdue.
Default Rate:  An annual rate equal to the lesser of (a) the Interest Rate plus four percent (4%), or (b) the maximum rate of interest allowed by law.

Note:  This Promissory Note.  Mortgage:  Mortgage, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to Holder.  Loan Documents:  This Note, the Mortgage and any other documents executed by Borrower and related to this Note, and/or the Mortgage and all renewals, amendments, modifications, restatements and extensions of these documents.  Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower in favor of Holder.  The Indemnity Agreement is not a Loan Document and shall survive repayment of the Loan or other termination of the Loan Documents.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, at Holder's Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

1.           Payment of Principal and Interest.  Principal and interest under this Note shall be payable as follows:

(a)           Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate;

(b)           Borrower shall pay accrued interest on the Loan from the Advance Date through December 31, 2007, on January 1, 2008 and thereafter shall pay the Monthly Installment on the first day of each month until the Maturity Date; and

(c)           On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other outstanding sums evidenced by this Note or secured by the Mortgage and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrower by Holder following the Advance Date and which remain unpaid as of the Maturity Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrower acknowledges and agrees that, except for a prepayment permitted under the Loan Documents, the entire original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

2.           Application of Payments.  At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable.  The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3.           Security.  The covenants of the Mortgage are incorporated by reference into this Note.  This Note shall evidence, and the Mortgage shall secure, the Secured Indebtedness and this Note is secured by those certain other Mortgage, Security Agreement and Fixture Filings and Deed of Trust, Security Agreement and Fixture Filings listed on Schedule A attached hereto and made a part hereof and all other mortgages, deeds of trust and similar instruments, if any, which secure a “Loan” under the Loan Facility Agreement (as defined in the Mortgage) (such Mortgage, Security Agreement and Fixture Filings and Deed of Trust, Security Agreement and Fixture Filings, as amended, modified, supplemented, consolidated, extended or restated from time to time, are herein sometimes referred to as the “Other Mortgages”).  The Mortgage and the Other Mortgages also secure those certain promissory notes listed on Schedule B attached hereto and made a part hereof and all other promissory notes issued for any future “Loan” under the Loan Facility Agreement (such promissory notes are referred to collectively as, the “Other Notes”).

4.           Late Charge.  If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Holder shall have the option to charge Borrower the Late Charge; provided that the Late Charge shall be applicable with respect to any payment other than payments made on the Maturity Date.  The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have.  Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5.           Acceleration Upon Default.  At the option of Holder, if Borrower fails to pay any sum specified in this Note within seven (7) days after Holder shall have given written notice of such failure to Borrower (provided, however, such written notice shall not be required more than once in any period of twelve (12) consecutive months, and after such written notice shall have been given once during any such 12 month period, the provisions of this Section 5 shall be applicable to any such failure to pay such sums which continues for more than seven (7) days after the due date thereof and further provided such notice shall not be required for any payment which is not made on the Maturity Date), or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable Prepayment Fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6.           Interest Upon Default.  The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of Minnesota.  The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.  The Secured Indebtedness evidenced by this Note, all accrued and unpaid interest thereon and all other sums evidenced and/or secured by the Loan Documents shall also bear interest at the Default Rate following any judgment on this Note in favor of Holder.

7.           Limitation on Interest.  The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan.  If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws.  If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount.  To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8.           Prepayment.  Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in the Loan Documents.  If Borrower provides a Prepayment Notice, the Accelerated Loan Amount (or such lesser portion of the Loan Amount specified by Borrower in the Prepayment Notice) shall become due and payable on the date specified in the Prepayment Notice; provided, however, that Borrower shall have the right, no more than twice per calendar year, to revoke any such notice, in which event the Accelerated Loan Amount (or such lesser amount) shall not be due.

9.           Prepayment Fee.  Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment.  If a prepayment of all or any part of the Secured Indebtedness is made (i) following an Event of Default and an acceleration of the Maturity Date, (ii) subject to Section 9(d) below, following the application of money to the principal of the Loan after a casualty or, to the extent not prohibited by law, a condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness in connection with a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined).

(a)           The “Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by the difference between (x) and (y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted monthly at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 25 basis points compounded semi-annually, and (y) is the amount of the principal then outstanding (to be adjusted in the event of a partial prepayment), or (B) one-half of one percent (0.5%) of the amount of the principal being prepaid.

(b)           The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date which is 5 Business Days prior to the date on which prepayment is being made.  If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity.  If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment.  A Business Day is a day on which Holder is conducting normal business operations.

(c)           The “Prepayment Ratio” shall be a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

(d)           In the event of a casualty or condemnation, Borrower shall file a claim to recover from the insurer or condemning authority any Prepayment Fee which would be payable in connection with a prepayment of the Loan.  If Borrower does not recover under its claim all or any portion of such Prepayment Fee (and such recovery shall not be deemed to have occurred unless such amounts recovered are determinable in some objective way as compensation for such Prepayment Fee), then the Prepayment Fee shall be reduced by the amount of such shortfall (and if there is no such recovery, no Prepayment Fee shall be due).  Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by the Borrower.

10.           Waiver of Right to Prepay Note Without Prepayment Fee.  Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law and not otherwise provided to the contrary in the Loan Documents, include the Prepayment Fee calculated as of the date such prepayment is tendered.  Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER MINNESOTA LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY EVENT OF DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9.  BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11.           Liability of Borrower.  Notwithstanding anything to the contrary contained herein or in the Mortgage or other Loan Documents, upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower or any direct or indirect partner, member, shareholder or other holder of a beneficial interest in Borrower.  However, nothing contained in this section shall limit the rights of Holder to proceed against Borrower (but not its direct or indirect partners, members, shareholders or other holders of any beneficial interests in Borrower), (i) to enforce any Leases entered into by Borrower or its affiliates as tenant, or guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud, intentional material misrepresentation or breach of warranty or intentional physical waste; (iii) to recover any condemnation proceeds or insurance proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower and not applied to rent or returned to the tenants pursuant to the terms of the tenant leases that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder; (v) to recover Rents and Profits (as defined in the Mortgage) received by Borrower during the period beginning six (6) months prior to the date a notice of acceleration of maturity of this Note is delivered to Borrower through the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents for leasing, repair, management, operating and maintenance expenses of the Property, insurance premiums, imposition deposits, deposits into a reserve for replacements or taxes upon the Property or any other sum required to be paid under the Loan Documents, but only to the extent Rents and Profits were available but not so applied; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of the Mortgage pertaining to hazardous materials or any warranty in the Indemnity Agreement; and (vii) to recover damages arising from Borrower’s failure to comply with Section 8.01 of the Mortgage pertaining to ERISA.  If Lender exercises the rights and remedies of an unsecured creditor in accordance with the preceding sentence, Borrower promises to pay to Lender, on demand by Lender following such exercise, all amounts owed to Lender under any Loan Document, and Borrower agrees that it (but not any direct or indirect partner, member, shareholder or other holder of a beneficial interest in Borrower) will be personally liable for the payment of all such sums.

Notwithstanding the foregoing, the limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse to Borrower (but not to any direct or indirect partner, member, shareholder or other holder of a beneficial interest in Borrower) in the event that (i) a Transfer occurs without the consent of Holder (other than a transfer which is permitted without Holder’s consent pursuant to the terms of Section 10.01 of the Mortgage or Section 3.3 or Section 3.4 of the Loan Facility Agreement), (ii) a Subordinate Financing occurs in violation of Section 10.02 of the Mortgage without the consent of Holder (other than Credit Facility Pledge which is permitted without Holder’s consent pursuant to the terms of Section 10.2 of the Mortgage, (iii) Borrower commences a voluntary proceeding under applicable federal bankruptcy law, or (iv) a collusive involuntary proceeding under applicable federal bankruptcy law is commenced against Borrower and is not dismissed within 120 days of filing.  In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

12.           Waiver by Borrower.  Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment (except any notice of nonpayment specifically required under the terms of this Note or the other Loan Documents),  protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13.           Exercise of Rights.  No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy.  Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies.  The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14.           Fees and Expenses.  If Borrower defaults under this Note, Borrower (but not any direct or indirect partner, member, shareholder or other holder of a beneficial interest in Borrower) shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney's fee.  This obligation is not limited by Section 11.

15.           No Amendments.  This Note may not be modified or amended except in a writing executed by Borrower and Holder.  No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right.  This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder, and there is no unwritten agreement with respect to the subject matter of the Loan.

16.           Governing Law.  This Note is to be construed and enforced in accordance with the laws of the State of Minnesota.

17.           Construction.  The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate.  The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower.  If more than one party is Borrower, the obligations of each party shall be joint and several.  The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18.           Notices.  All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgage.

19.           Time of the Essence.  Time shall be of the essence with respect to all of Borrower's obligations under this Note.

20.           Severability.  If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

21.           Cross Default.  The Loan may be accelerated as provided in any of the Loan Documents and an Event of Default shall occur under this Note upon the occurrence of an Event of Default under any other “Loan” (as defined in the Loan Facility Agreement) or the Loan Facility Agreement.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

BORROWER:

HINES REIT MINNEAPOLIS INDUSTRIAL LLC, a Delaware limited liability company

By:
Name:
Title:

SCHEDULE A

OTHER MORTGAGES

Deed of Trust, Security Agreement and Fixture Filing dated December 20, 2007 by Hines REIT 2200 Ross Avenue LP, a Delaware limited partnership, to Lender.
SCHEDULE B

OTHER NOTES

Promissory Note dated December 20, 2007 executed by Hines REIT 2200 Ross Avenue LP, a Delaware limited partnership, in favor of Lender.